San Diego Gas & Electric Company and Enova Energy, Inc.

            Enova Corporation and Pacific Enterprises

                Southern California Edison Company

                                V.

San Diego Gas & Electric Company, Enova Energy, Inc., and
Ensource Corp.,

                     Docket No. EC97-12-000

                     Docket No. EL97-15-001

                     Docket No. EL97-21-000

Order Conditionally Approving Disposition of Facilities,
Dismissing Complaint as Moot, and Denying Request for
Consolidation

                        (Issued June 25, 1997)

Before Commissioners: James J. Hoecker, Chairman; Vicky A. Bailey, William L. Massey, and Donald F. Santa, Jr.

      On January 27, 1997, San Diego Gas & Electric Company (SDG&E) and Enova Energy, Inc. (Enova Energy) (collectively, Applicants) filed an application in Docket No. EC97-12-000 pursuant to section 203 of the Federal Power Act (FPA) [FN1] for an order approving the merger of Enova Corporation (Enova) and Pacific Enterprises (Pacific). Enova and Pacific are both exempt public utility holding companies under section 3(a)(1) of the Public Utility Holding Company Act (PUHCA) of 1935. [FN2] Enova is the parent of SDG&E, a traditional utility, and Enova Energy, a power marketer authorized to sell power at market-based rates. [FN3] Pacific is the parent of Southern California Gas Company (SoCalGas), a natural gas distribution company.
      As discussed below, on April 30, 1997, the Commission issued an order in Docket No. EL97-15-000 asserting jurisdiction over the disposition of the jurisdictional facilities of SDG&E and Enova Energy that would occur as a consequence of the merger of Enova and Pacific. However, the Commission did not assert jurisdiction over the merger of Enova and Pacific. [FN4] Therefore, we will consider the application for section 203 merger approval in Docket No. EC97-12-000 as a section 203 application for approval of the disposition of SDG&E's and Enova Energy's jurisdictional facilities occurring in conjunction with the merger of Enova and Pacific.
     The April 30 order addressed only the question of whether the Commission's section 203 jurisdiction is applicable to the instant corporate realignment, or any aspect thereof. Some intervenors in that docket raised additional issues and concerns relating to the propriety of approving the proposed transaction and/or requested evidentiary hearing on certain matters. The April 30 order deferred addressing those additional concerns until after the matter of jurisdiction was established. Therefore, we will address those concerns in the context of our review of the
                              - 1 -


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application for section 203 approval filed in Docket No. EC97-12-
000.
	On January 10, 1997, Southern California Edison Company (SoCal Edison) filed a complaint against SDG&E, Enova Energy, and Ensource Corporation, a subsidiary of Pacific, in Docket No. EL97-21-000 requesting that the Commission find the merger of Enova and Pacific subject to the Commission's jurisdiction under section 203. Since the jurisdictional status of the merger of Enova and Pacific and the consequential disposition of the jurisdictional facilities of SDG&E and Enova Energy were established in the April 30 order, we will dismiss SoCal Edison's complaint as moot. [FN5]
	As discussed more fully below, the Commission concludes that the proposed disposition of facilities raises vertical market power concerns and the potential for the merged entity to exercise market power that could adversely affect wholesale power markets. However, we believe that these market power concerns could be mitigated. In particular, the most effective mitigation mechanisms are within the jurisdiction of the California Commission.
Therefore, we will conditionally approve the proposed disposition conditioned upon the adoption of market power mitigation remedies, as discussed below.

I. Description of the Corporate Realignment, Participants, and
Contents of the
Application

A. Description of Corporate Realignment Participants

1. Enova, SDG&E, and Enova Energy

	As indicated above, Enova is an exempt public utility holding company [FN6] and the parent of two public utilities:
SDG&E, an electric utility, and Enova Energy, a power marketer. SDG&E owns and operates electric generation, transmission, and distribution facilities, and serves electric and natural gas customers at retail in California. Enova Energy is a power marketer with market-based power sales rate authority. [FN7]

2. Pacific and Subsidiaries

	Pacific is also an exempt public utility holding company and the parent of, among others, SoCalGas. [FN8] SoCalGas provides gas service to customers in California and owns certain qualifying facilities (QFs) with a total of 1.6 megawatts (MW) of capacity. Pacific's subsidiaries also include various natural gas pipelines, specifically: Pacific Interstate Transmission Company, Pacific Interstate Offshore Pipeline Company, and Pacific Offshore
Pipeline Company. Pacific's subsidiary, Pacific Energy, has direct and indirect ownership interests in certain QFs totaling 182 MW of capacity. However, the Applicants state that Pacific Energy intends to divest itself of 88.5 MW of QF capacity in order to maintain QF status under the Public Utility Regulatory Policies
Act.

B. Description of the Corporate Realignment

	The application states that the two holding companies, Enova and Pacific, would be combined under a newly created holding company, NewCo. [FN9] NewCo would own all of the
                              - 2 -

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stock of Enova and Pacific and would be owned by Enova's and
Pacific's stockholders. NewCo Enova Sub, a subsidiary of NewCo, would merge into Enova, with Enova as the surviving corporation. NewCo Pacific Sub, also a subsidiary of NewCo, would merge into Pacific, with Pacific surviving. All Enova and Pacific common stock would be converted into the right to receive NewCo common stock. Upon consummation of this transaction, Enova and Pacific would be wholly owned subsidiaries of NewCo. Enova, Pacific, SDG&E, and SoCalGas would continue their separate corporate existence and would continue to operate under their existing names.
	The application further explains that Enova and Pacific have formed a joint venture that would engage in marketing natural gas and electricity. The application states that the joint venture would not make jurisdictional power sales until after consummation of the merger and after filing a separate application for, and receiving, sales authorization from the Commission.

C. Application for Approval under Section 203

	The Applicants state that the proposed transaction satisfies the criteria set forth in the Merger Policy Statement. The Applicants state that the competitive screen analysis established in the Merger Policy Statement is not required in this case because the parties to the corporate realignment do not have facilities or sell relevant products in common geographic markets.
	The Applicants further state that Pacific's role in sales and transportation of natural gas does not give rise to concerns related to the sale of electricity. The Applicants state that the Public Utilities Commission of the State of California (California Commission) imposes restrictions that prevent SoCalGas from operating in a discriminatory manner by either favoring SDG&E over competing generators in terms of service or pricing, or by providing market information to its affiliates that is not also provided to competing power sellers. Further, the Applicants state that SoCalGas has undertaken to post contemporaneously, and to offer to other similarly-situated non-affiliated shippers, any discounts it offers to SDG&E, and that Pacific and Enova have adopted a code of conduct that would forbid SoCalGas from providing sensitive market information to any marketing affiliate unless it simultaneously makes the information available to unaffiliated electric marketers.
	The Applicants also assert that the corporate realignment will have no adverse effects upon competition in transmission since Pacific owns no electric transmission and SDG&E has an open access tariff. The Applicants also point out that SDG&E will turn over operational control of its transmission system to an Independent System Operator (ISO) under the California restructuring. The Applicants further assert that any effects on the retail market resulting from the corporate realignment would be reviewed by the California Commission. Nevertheless, the Applicants prepared an analysis of the competitive effects of the proposed corporate realignment in a portion of Orange County, California, where SDG&E's and SoCalGas' service territories overlap. The Applicants state that there is "scant fuel substitutability and little competition between the two fuels." Also, the Applicants assert that, with the advent of retail customer choice resulting from the current restructuring of the electric industry in California, "intrafuel competition will discipline the market more effectively than interfuel competition could."
	The Applicants state that the proposed corporate realignment would have no effect on competition in electric generation markets. The Applicants state that the only generation owned by Pacific is an ownership interest in 182 MW of QFs. The Applicants state that Pacific will divest itself of some or all of its interests prior to consummation of the corporate realignment to the
                              - 3 -

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extent necessary to maintain QF status under the Public Utility
Regulatory Policies Act. Nevertheless, the Applicants assert that application of the competitive screen analysis to this aspect of the transaction indicates that there would be no increase of more than 16 points in the Herfindahl-Hirschman Index (HHI) for any destination market. The Applicants state that this shows there is no basis for concern in this regard.
	The Applicants further explain that SDG&E is able to exercise horizontal market power within the San Diego Basin because its own units are needed to meet load under certain conditions due to transmission constraints into the Basin. However, the Applicants argue that the Commission need not be concerned about this matter for two reasons: (1) SDG&E has no wholesale customers within the San Diego Basin; and (2) this existing situation would not be affected by the proposed corporate realignment.
	The Applicants also state that the proposed corporate realignment would have no adverse effect on rates because neither SDG&E nor Enova Energy has firm wholesale customers. The Applicants state that SDG&E's only wholesale sales are economy energy sales and short-term sales of capacity. Further, the Applicants state that SDG&E will be obligated, after commencement of the proposed California Power Exchange (PX or California PX), to bid all of the output of its fossil generation into the PX for a five-year period at variable costs and to rebate to customers any PX revenues for such generation exceeding variable costs. Since SDG&E's variable costs would not be affected by the proposed corporate realignment, the Applicants opine that the transaction would have no adverse effect on wholesale rates.
	The Applicants also state that SDG&E has no firm transmission contracts for service through its system other than for short-term as- available service and mutual assistance short-term back-up transmission assignments. Any other transmission commitments involve interchange contracts, Western System Power Pool as-available commitments, or transmission under SDG&E's open access tariff. Nevertheless, the Applicants state that SDG&E will hold its future wholesale and transmission customers harmless from any increase in jurisdictional costs arising out of the transaction for at least five years after the corporate realignment is consummated. Also, the Applicants state that SDG&E would undertake the burden in any Commission rate case it files within five years after the consummation of the corporate realignment to show that its rates are not higher than they otherwise would have been absent the merger.
	The Applicants assert that the proposed corporate realignment would have no effect on regulation since the transaction is subject to approval by the California Commission, and since a registered holding company would not be created as a result of the transaction.

II. Notice of Application, Interventions, Protests, and Answer

	Notice of the Applicants' application in Docket No. EC97-12-000 was published in the Federal Register, with comments, protests, and interventions due on or before March 28, 1997.
[FN10] Timely motions to intervene were filed by the California Industrial Group and the California Manufacturers Association, jointly; Electric Clearinghouse, Inc.; El Paso Natural Gas Company and Mojave Pipeline Company, jointly; International Brotherhood of Electrical Workers, Locals 18 and 47; KN Marketing, Inc.; Nutra Sweet Kelco Company; and Pan- Alberta Gas Ltd. The California Commission filed a notice of intervention. The above-listed motions and notice raise no substantive issues.
	Pacific Gas and Electric Company (PG&E) and the City of San Diego (San Diego) filed
                              - 4 -
timely motions to intervene which take no position on whether the proposed disposition of facilities should be approved. However, San Diego raises certain issues for consideration which are noted in the following discussion. PG&E, while not stating a position regarding the requested approval, states that the Commission should consider the impact of the proposed corporate realignment on: (1) the competitiveness of electricity markets; (2) electric industry restructuring; (3) possible affiliate transaction issues that may arise; (4) existing transmission contracts, including the Pacific Intertie agreements; and (5) how the merged entity will interact with the ISO being proposed for California.
	U.S. Generating Company (USGen), Imperial Irrigation District (Imperial Irrigation), Kern River Gas Transmission
Company (Kern River), SoCal Edison, the Southern California
Utility Power Pool (the Power Pool) [FN11] and the City of Vernon (Vernon) filed timely motions to intervene and requests for hearing regarding the competitive effect of the propose corporate realignment. The Southern California Public Power Authority
(Public Power Authority) [FN12] filed a timely motion to intervene and a motion to consolidate the instant docket with Docket Nos. EL97-15-000 and EL97-21-000, stating that the three proceedings are integrated in issues and concerns such that their disposition must be consolidated to avoid redundant proceedings and litigation. Imperial, Kern River, the Power Pool, Public Power Authority, SoCal Edison, and Vernon also protest the application.
	Intervenors [FN13] assert that the proposed corporate realignment would combine a company with monopoly power over interstate gas transportation release capacity to southern California and a monopoly in intrastate natural gas transportation and storage capacity in southern California, [FN14] with an electric utility in a position to exploit the opportunity to control the market-based price of electricity to be traded in the California PX. [FN15] Intervenors assert that the Applicants' control of essentially all natural gas pipelines in southern California, and the Applicants' control of interstate gas pipeline capacity entering southern California through the pipeline's capacity release mechanism, would allow the Applicants to manipulate the delivered price of natural gas to SDG&E's gas-fired generators and other competing gas-fired generators. Through such manipulations, the Applicants could: (1) force SDG&E's competitors to charge higher, anticompetitive prices for generation; [FN16]
(2) discriminate in the degree of convenience, reliability, or flexibility of gas supply to SDG&E to the detriment of its competitors; [FN17] (3) act as a barrier to entry for competing electric generators; [FN18] and (4) raise the PX spot market price. [FN19]
	Regarding the PX, Intervenors assert that a relevant market for the analysis of the potential anticompetitive effects of the proposed corporate transaction is the market for gas-fired generation in southern California, since gas-fired generation within the state is expected to set the California PX hourly spot price during the majority of hours. Intervenors assert that since the PX hourly spot bids would reflect the higher delivered gas costs paid by SDG&E's competitors (assuming SoCalGas favored SDG&E over other customers), the spot price would be artificially increased. Since SDG&E arguably would not have to pay the higher gas costs, the Intervenors assert that SDG&E's bid into the PX would be lower than that of its competitors, and thus SDG&E would profit from the higher spot price resulting from SoCalGas' manipulations of delivered gas prices to SDG&E's competitors. [FN20]
	Intervenors state that the Merger Policy Statement is directed primarily toward horizontal mergers (or other forms of corporate realignment) and that the Merger Policy Statement adopted the Department of Justice and Federal Trade Commission Horizontal Merger Guidelines [FN21]
                              - 5 -
as the analytical framework for evaluating proposed corporate realignments. Intervenors state that the instant proposal raises vertical merger issues (i.e., the merged entities' ability to manipulate delivered gas costs to gas-fired generators that compete with SDG&E's gas-fired generators), in addition to horizontal issues, and suggest that the vertical analytical framework outlined in the Department of Justice 1984 Merger Guidelines, [FN22] should be applied rather than the 1992 Horizontal Merger Guidelines adopted in the Merger Policy
Statement as the basis for analyzing the proposed corporate realignment. [FN23] San Diego suggests that the Applicants be required to submit a competitive screen analysis in the form of computer simulations.
	Intervenors also express concern that the SoCalGas could share real-time knowledge of the gas usage and costs of SDG&E's generation competitors, as well as other types of customer information, that SDG&E would be able to use to its competitive advantage. Public Power Authority suggests imposition of standards of conduct and restrictions on affiliate abuse to alleviate this concern. [FN24] Similarly, the combination of managerial control over electric and gas subsidiaries operating in the same geographic market region has been raised as a concern. [FN25]
	Further, Intervenors argue that the Applicants will be able to manipulate gas supply in order to evade rate regulation. [FN26] Intervenors state that by "assigning" higher priced gas to SDG&E for retail ratemaking purposes, the Applicants could pass these increases through to downstream ratepayers, collecting the increased profits despite retail rate regulation.
	Intervenors also raise concerns regarding the Applicants' ability to use SoCalGas' natural gas transportation and storage services to adversely affect natural gas competition in southern California. For example, Intervenors argue that the Applicants will be able to impose short-term and long-term adverse effects on competition in the transportation of natural gas in southern California, and limit expansion of current pipeline capacity into southern California. [FN27] Kern River and Power Pool state that this situation would be alleviated to some extent if the Commission required termination of SoCalGas' existing option to acquire Kern Rivers' interstate pipeline facilities located in California. Intervenors also assert that the proposed transaction would serve to eliminate SDG&E as a potential competitor of SoCalGas, or, alternatively, as a direct customer and anchor tenant of any other pipeline that might seek to enter the San
Diego market. [FN28]
	USGen also states that SDG&E holds the only available pollution allowances under the regulations of the San Diego Air Pollution Control District for oxides of nitrogen (NO/x\) in the San Diego Basin for boilers and gas turbines used for the generation of electric power in the San Diego area. USGen states that any new entrant into the electric generating market, such as USGen, must obtain NO/x\ allowances from SDG&E, and that SDG&E is under no requirement to make these allowances available to others; USGen concludes that this creates a barrier to entry that, along with control of fuel access, should be investigated through hearing.
	Intervenors raise concerns regarding Energy Pacific, the joint venture created by Enova and Pacific. [FN29] Intervenors state that the creation of Energy Pacific encompasses a de facto merger within the Commission's section 203 jurisdiction. Further, Intervenors intimate that Energy Pacific is engaging in jurisdictional activities (i.e., wholesale power sales) without proper authorization from the Commission. Intervenors request that the Commission impose restrictions on the activities of Energy Pacific. Intervenors also argue that Energy Pacific should be precluded from having a financial interest in any gas-fired unit served by SoCalGas or own or contract to supply gas to any such unit, and that Energy Pacific should be precluded from participating in any
                              - 6 -

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futures markets that involve southern California power generation.
	Intervenors assert that an important product market that would be affected by the proposed corporate realignment is the energy services market, and that the Commission should either include the energy services market in its market power evaluations or investigate this issue at hearing. [FN30]
	Intervenors request that the Commission impose conditions that would: (1) ensure that the merged company and its subsidiaries cannot favor their own gas transportation requirements over the gas transportation requirements of competitors; (2) provide transparency with respect to supply, availability, and price of gas transportation services; and (3) increase available interstate gas transportation capacity that is not controlled by SoCalGas. [FN31]
	Intervenors also ask that the merging entities be required to offer discounts, capacity, contracts, or other information for interstate gas transportation on a non-discriminatory basis. Power Pool states that the Applicants' commitment to offer gas transportation capacity discounts to all "similarly situated" customers should not be used to discriminate between wholesale customers (such as SDG&E) and gas-fired generators (retail customers). Further, it is suggested that the Commission require that the merging entities offer for sale at cost any gas transportation capacity that is not required to meet their own retail native gas distribution load. [FN32] Vernon asks that the Commission condition any approval of the proposed transaction on a requirement that competition in gas transmission in southern California not be diminished.
	Power Pool states that SDG&E's gas operations should be merged into SoCalGas so that all California generators would be served under uniform tariff provisions, cost allocation principles, and rates. Power Pool also states that SoCalGas should be required to hold an open season permitting customers, and possibly others, to acquire an undivided interest in SoCalGas transmission and associated storage facilities.
	Power Pool also suggests that the Commission order the merging entities to separate their interstate gas transportation and gas marketing operations to ensure that the Applicants have no opportunity to favor their own gas marketing efforts over those of their competitors, and impose standards of conduct which would preclude any communications regarding the availability, or price, terms, or conditions of gas transportation services between the merging parties and their affiliates' gas transportation operations and marketing personnel.
	Intervenors also request that SoCalGas be required to divest itself of its gas transmission and storage facilities and that SDG&E be required to divest itself of its gas distribution facilities, or that SDG&E and SoCalGas be required to divest themselves of all of their gas-fired generators and SoCalGas be required to divest itself of all of its contract and other rights in interstate pipelines. [FN33] Intervenors assert that such divestiture would increase competition by providing access to facilities necessary for marketers or new market entrants to provide competitive services, and that barring such divestiture, new entrants would be unable to enter the market. Intervenors also argue that SoCalGas' control of interstate gas transportation facilities and related capacity rights on interstate pipelines serving the relevant markets is sufficient to require the suggested divestiture of facilities.
	On April 14, 1997, the Applicants filed an answer to various motions, arguing (1) that the Intervenors fail to state adequate grounds for an evidentiary hearing; (2) that the claims that Energy Pacific represents a de facto merger are baseless; and (3) that the Intervenors' requests for consolidation, a revised market power analysis, and a hearing on NO/x\ issues should be denied.
	The Applicants assert that Intervenors have failed to state adequate grounds for setting
                              - 7 -

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this application for hearing to investigate the proposed corporate realignment's potential adverse effects on competition. The Applicants state that any discounts in transportation rates to SDG&E could not be targeted to SDG&E's electric generation function, as distinct from SDG&E's own core and noncore customers, absent specific approval from the California Commission; that SoCalGas has committed in a California Commission proceeding to abide by the Commission's order No. 497 [FN34] restrictions on transportation discounts to affiliates; that SoCalGas had proposed to the California Commission strict limitations on the transfer of valuable customer information to affiliated entities; and that SoCalGas would apply the same strictures to conveyance of customer information to SDG&E's electric-merchant function. The Applicants also state that with the price cap imposed by the California Legislature in Assembly Bill 1890 any increases in the PX price for electricity would diminish SDG&E's ability to recover stranded costs; therefore, the Applicants state that there would be a strong disincentive to increase PX prices as long as the price cap is in effect.
	The Applicants further assert that all of SDG&E's fossil generators are must run, and that the Applicants are seeking ISO concurrence on that issue. The Applicants also state that any of SDG&E's gas-fired capacity not covered by a must-run contract that assures recovery of fixed operating and maintenance costs would be unprofitable at PX prices and would be shut down. Therefore, the Applicants state that any generation deemed to be must run would almost certainly be placed under one of the two versions of the ISO's must-run contract (the "B" or "C" contract) under which the Applicants could not benefit from a higher PX price. [FN35]
	The Applicants assert that the vertical arguments made by Intervenors relate to matters within the California Commission's jurisdiction, and that these issues are currently being addressed by the California Commission. Aside from their filing with the California Commission, the Applicants report that the California Commission has recently instituted a rulemaking and companion investigation "to establish standards of conduct governing relationships between California's natural gas local distribution companies and electric utilities and their affiliated, unregulated entities providing energy and energy-related services, and to determine whether the utilities should be required to have their nonregulated or potentially competitive activities conducted by their affiliate companies." [FN36] The Applicants also relate that the California Commission intends to "coordinate our consideration of any affiliate transaction rules in the PE/Enova [California Commission] docket." [FN37] The Applicants also state that in its 1997 Business Plan, the California Commission has indicated its intention to take actions to "remove alleged market distortion in transportation and to ensure, equal, adequate access to market information." [FN38]
	The Applicants also refute the allegations that the merged company can increase the border price of gas flowing into California by manipulating capacity release practices on an interstate pipeline. The Applicants state that this issue is before the Commission in a complaint proceeding in Docket No. RP97-284-000. [FN39] The Applicants further state that the Interstate Transition Cost Surcharge, which is the means through which it is alleged that the Applicants could recover from SoCalGas' customers the demand charges for any unused pipeline capacity that is not recovered in the capacity release market is a matter of state regulation, specifically the manner in which the California Commission allocates excess capacity costs between core and noncore classes.

III. Discussion
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A. Procedural Matters

	Pursuant to Rule 214 of the Commission's Rules of Practice and Procedure, [FN40] the timely, unopposed motions to intervene and notice of intervention serve to make the following parties in Docket No. EC97-12-000: the California Industrial Group and the California Manufacturers Association, jointly; Electric Clearinghouse, Inc.; El Paso Natural Gas Company and Mojave Pipeline Company, jointly; International Brotherhood of Electrical Workers; KN Marketing, Inc.; Nutra Sweet Kelco Company; Pan-Alberta Gas Ltd.; the California Commission; PG&E; San Diego; USGen; Imperial Irrigation; Kern River; SoCal Edison; Public Power Authority; the Power Pool; and Vernon. Pursuant to Rule 213(a)(2), [FN41] the Commission will not consider those aspects of the answer filed by the Applicants that respond to protests.
	Public Power Authority filed a motion to consolidate the instant docket with Docket Nos. EL97-15-000 and EL97-21-000, stating that the three proceedings are integrated in issues and concerns such that their disposition must be consolidated to avoid redundant proceedings and litigation. However, in light of the fact that Docket No. EL97-21-000 is being dismissed as moot, and that any remaining issues raised in Docket No. EL97-15-000 (that were not address in the April 30 order) are being addressed in the context of Docket No. EC97-12- 000, consolidation is not required.

B. Background

1. Statutory Criteria

	As noted, on April 30, 1997, the Commission issued an order which determined that the corporate realignment of Enova and
Pacific would result in the disposition (via a transfer of
control) of the jurisdictional facilities of SDG&E and Enova
Energy which requires Commission authorization under section 203 of the FPA. Section 203 reads in pertinent part:
	(a) No utility shall sell, lease, or otherwise dispose of . . . its facilities subject to the jurisdiction of the Commission . . . or by any means whatsoever, directly or indirectly, merge or consolidate such facilities or any part thereof with those of any other person, or purchase, acquire, or take any security of any other public utility, without first having secured an order of the
Commission authorizing it to do so. . . . After notice and
opportunity for hearing, if the Commission finds that the proposed disposition, consolidation, acquisition, or control will be consistent with the public interest, it shall approve the same.
	(b) The Commission may grant any application for an order under this section in whole or in part and upon such terms and conditions as it finds necessary or appropriate to secure the maintenance of adequate service and the coordination in the public interest of facilities subject to the jurisdiction of the Commission. The Commission may from time to time for good cause shown make such orders supplemental to any order made under this section as it may find necessary or appropriate.

2. Merger Policy Statement

	The Commission's Merger Policy Statement sets forth the criteria and considerations for
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evaluating applications under section 203. [FN42] The Commission examines three factors in analyzing whether a proposed transaction is consistent with the public interest: the effect on competition, the effect on rates, and the effect on regulation. The Commission also recognized:
	[A]s the industry evolves to meet the challenges of a more competitive marketplace, new types of mergers and consolidations will be proposed. For example, in addition to mergers between public utilities, market participants already are considering restructuring options that include mergers between public utilities and natural gas distributors and pipelines, consolidations of electric power marketer businesses with other electric or gas marketer businesses, and combinations of jurisdictional electric operations with other energy services. (Footnote omitted.) As a consequence, our merger policy must be sufficiently flexible to accommodate the review of these new and innovative business combinations that are subject to our jurisdiction under section 203 and to determine their implications on competitive markets. We believe that the analytical framework articulated in this Policy Statement provides a suitable methodology for determining whether such mergers will be consistent with the public interest. [FN43]

C. Evaluation of the Proposed Disposition of Facilities

1. The Effect on Competition: Vertical Market Power

	Unlike horizontal mergers, which eliminate a seller in the market and therefore increase concentration, vertical mergers do not involve firms competing in the same product market and therefore do not increase concentration in a single product market. While vertical mergers can result in efficiencies from integrating input and output operations, they can also increase the merged firm's incentives to use its market position in one segment of its vertically integrated business to adversely affect competition in a related segment of its business. Any benefits arising from a vertical merger are necessarily weighed against the competitive harm the merger is likely to cause. As discussed below, the proposed transaction before us raises vertical market power concerns because it would consolidate the intrastate gas operations of SoCalGas [FN44] with the electric operations of SDG&E. SoCalGas delivers natural gas not only to SDG&E's gas-fired generators but to virtually all gas-fired generators in southern California that compete with SDG&E in the wholesale electricity market.
	The Commission has evaluated the competitive concerns raised by the proposed transaction within the context of a framework that is consistent with our Merger Policy Statement. This framework is informed by the Department of Justice's (DOJ's) approach to evaluating the competitive effects of vertical mergers. [FN45] However, although the same general factors that govern our analysis under the Merger Policy Statement apply here, the Merger Policy Statement originally was crafted to apply primarily to horizontal mergers. The Commission's approach to evaluating the competitive effects of vertical mergers is evolving as the Commission gains more experience with the convergence of gas and electric utilities. Additional experience will undoubtedly bring new insights to bear in refining our analysis.
	Vertical mergers raise three types of general competitive concerns: (1) denying rival firms access to inputs or raising their input costs; [FN46] (2) increased anticompetitive coordination; and (3) regulatory evasion. These potential actions can adversely affect competition through higher prices or reduced output in the downstream output market.
	Applicants performed no analysis of the vertical effects of the proposed transaction.
                              - 10 -

However, based on our own evaluation of vertical concerns, we believe that the proposed transaction poses the first two of the competitive problems discussed above: (1) foreclosure/raising rivals' costs; and (2) increased anticompetitive coordination. On the facts of this particular case, the Commission views regulatory evasion as largely a retail issue that does not require additional investigation by this Commission. [FN47]
	For a vertical merger to have a potentially adverse effect on competition in the wholesale electricity market, resulting in lower output or higher prices, it is necessary for the upstream delivered gas and downstream wholesale power markets to be conducive to the exercise of market power after the merger. A vertical merger is unlikely to have an adverse effect on competition unless the merged company has the incentive and ability to affect prices or quantities in the upstream and downstream markets.
	As a starting point to evaluating the competitive effects of the proposed transaction, we have used the basic principles laid out in the 1992 Horizontal Merger Guidelines and adopted in the Commission's Merger Policy Statement, applied to both the upstream delivered gas and downstream wholesale power markets to determine whether those markets are conducive to the exercise of market power after the merger. The Commission views this approach as the correct framework in which to evaluate the competitive effects of vertical mergers. As such, we have: (1) defined relevant product and geographic markets; (2) examined the competitive circumstances in the upstream market (here, delivered gas) and the effect of entry into that market; (3) examined the competitive circumstances in the downstream market (here, wholesale electricity) and the effect of entry into that market; and (4) considered, based on the circumstances in the upstream delivered gas market and downstream wholesale electricity market, whether the net effect of the merger would likely be significantly higher wholesale electricity prices.
	Both the Applicants and Intervenors address the effects of the proposed transaction assuming that the California PX defines the wholesale power market. However, our concerns are not limited to a market arrangement consisting of a PX in California. In large part, our analysis regarding the competitive effects of the proposed transaction applies equally to a bilateral or PX market arrangement. Where our analysis here differs depending on whether a PX or bilateral market arrangement is assumed, we specifically note that fact.

a. Relevant Markets

i. Product Market

	As a first step, it is necessary to define relevant product and geographic markets. In the upstream (or input) market, the product is delivered gas.
	With respect to the downstream market, the Applicants point out that SDG&E is capacity-short at least through the rest of the decade and, as such, only participates in the energy markets. The Commission agrees that it is reasonable to consider energy the relevant product for the purposes of analyzing the competitive effects of the proposed transaction in the downstream wholesale power market. As discussed below, this conclusion applies under any market arrangement, i.e., either the current, bilateral trading arrangement or the planned PX auction for spot energy into which SDG&E will sell all its generation.

ii. Geographic Market
                              - 11 -

	We conclude that southern California is the relevant geographic market in both the upstream and downstream markets.
SDG&E and SoCalGas have operations in a common geographic area - southern California. This area contains many of the potential wholesale customers who may be affected by the proposed merger, i.e., those customers who can purchase from the merged company and its competitors. Under the proposed PX electricity market arrangement, the relevant geographic market is defined as California, since SDG&E, SoCal Edison and PG&E are required to bid all of their generation into the PX. However, Intervenors argue that transmission constraints between northern and southern California define southern California as the relevant market for some of the year. Together, these factors suggest that southern California, therefore, is a reasonable starting point for defining the relevant geographic market.
	Wholesale power customers in the relevant geographic market, however, could potentially purchase from entities outside southern California, if it were physically possible and economic to do so. Entities outside California may also bid into the proposed PX. As discussed more fully in the Merger Policy Statement, transmission rates and transmission constraints play an important role in determining whether such energy would be economic under the delivered price test. Applicants have not performed a delivered price test. Nevertheless, the Commission notes that while southern California utilities historically have purchased from regions outside California, including the desert Southwest, Nevada, Utah/Colorado, the Pacific Northwest and northern California, such imports are limited by available transfer capability on the associated transmission ties and transmission constraints.

b. Upstream Delivered Gas Market

i. Competitive Conditions

	In southern California, SoCalGas is the dominant supplier of delivered gas services to gas-fired generators. These services are regulated by the California Commission. Intervenor City of Vernon estimates, and applicants do not refute, that SoCalGas delivers gas to 96% of gas-fired steam and combined cycle generators (excluding qualifying facilities) in southern California. As a result, gas-fired generators competing with the merged company have few, if any, alternatives to SoCalGas for delivered gas services. Additionally, SoCalGas' near-monopoly on delivered gas services in southern California means that it transacts with virtually all gas-fired generators in southern California and has access to potentially sensitive market information regarding those competing generators' costs and fuel usage.
	Under these circumstances in the delivered gas market, the Commission concludes that the merged company may use its market power to restrict competing generators' access to delivered gas services and to raise such generators' input costs, as discussed below and further summarized in section e.

ii. Entry

	The Merger Policy Statement discusses the importance of entry into markets affected by potential mergers. If entry by competitors is timely, likely, and sufficient, this can effectively
                              - 12 -
discourage the merged company's strategy of raising competing generators' input costs. There is nothing in this record to support a conclusion that entry is easy in the upstream delivered gas market. For example, Intervenors argue that the merger may reduce potential competition, and therefore entry, in the delivered gas market by eliminating SDG&E as a potential "anchor tenant" of a new pipeline entrant. Perhaps more important, SoCalGas is the single, largest regulated gas distributor in southern California. By virtue of its regulated franchise, it controls the distribution and storage infrastructure in southern California. Moreover, a competing distributor or bypass pipeline would have to be approved by the California Commission. In the Commission's view, this would not occur, if at all, in a time frame which would effectively discourage the merged company from raising competing generator's input costs.

c. Downstream Wholesale Electricity Market

i. Competitive Conditions and Effects of Imports

	As discussed earlier, the Commission recognizes that a broader definition of the relevant geographic market would include imports from various regions outside southern California. However, a precise definition of the geographic market is not possible on this record because the Applicants did not prepare a delivered price analysis. Nevertheless, in assessing the effect of the merger on competition in the downstream wholesale power market, the Commission has considered two cases, one with maximum imports and one without any imports. We believe that the actual effect on competition likely will be between these two extremes and note that even under the "import" case generators served by SoCalGas still represent a significant share of the market.
	Presently, gas-fired steam and combined cycle generation account for the preponderance of generation on SDG&E's system and the systems of other southern California utilities. [FN48] As such, this generation=particularly gas-fired steam generation =is a major determinant of the market price for energy. The Commission notes that under the proposed PX market arrangement, gas-fired generation in southern California is more likely than not to set the market price for spot energy in the PX for much of the year. As suggested in our Merger Policy Statement, a reasonable measure to evaluate conditions in energy markets is economic capacity, that is, all capacity whose variable costs are no more than 5% above the market price.
	Under a bilateral market arrangement, wholesale power customers' range of alternative economic suppliers in the southern California geographic market is largely limited to energy from generating capacity competitive with gas-fired steam capacity. Included in this economic capacity would be capacity whose variable cost is equal to or less than 5% above the cost of gas-fired steam generation. The Commission's analysis shows that almost 60% of generating capacity that can potentially supply energy from economic capacity is served by SoCalGas. Generation served by SoCalGas, therefore, has a significant presence in the wholesale electricity market in southern California.
	An indicator of the ability of wholesale power purchasers to turn to capacity not served by SoCalGas would be a statistic analogous to an HHI. Ideally, such a statistic would be calculated on the basis of economic capacity served by SoCalGas and economic capacity not served by SoCalGas. However, given the absence of a delivered price analysis, we have relied upon installed gas- fired capacity in our analysis. Assuming no imports, the southern California
                              - 13 -
wholesale electricity market would be characterized as "highly" concentrated (i.e., a concentration statistic substantially above
1800). [FN49] This statistic indicates that before and after the merger, wholesale power customers would have relatively few alternatives within southern California to capacity served by SoCalGas. Under these circumstances, higher delivered gas costs to generators served by SoCalGas would likely result in higher wholesale electricity prices.
	Similarly, under a PX market arrangement, since gas-fired steam generation is expected to set the market price and SoCalGas controls gas deliveries to almost all such generation, there is the potential for higher wholesale electricity prices.
	Under a bilateral market arrangement, the only effective discipline on higher wholesale electricity prices resulting from the merger would come from energy from economic capacity not served by SoCalGas. This energy could be imported from outside southern California. Similarly, the only effective discipline on wholesale electricity prices under a PX market arrangement would come from economic capacity bidding into the PX from outside southern California. In both the bilateral and PX cases, transmission prices, simultaneous import limitations and transmission constraints would all materially affect the amount of capacity that could supply energy into southern California. If this energy is not available at prices close to the market price for energy in southern California, those suppliers could not discipline a potential price increase brought about by the merged company.
	Even assuming maximum imports into southern California, generation served by SoCalGas still accounts for over 30% of all capacity in the market. Under this assumption, the relevant market would be characterized as "moderately" concentrated (i.e., concentration statistic above 1000 and below 1800).
	Based on the foregoing, the Commission believes that even after accounting for imports into the relevant geographic market, wholesale power customers would still be limited in their ability to switch to suppliers with capacity not served by SoCalGas. As such, the effect of the merger would be the potential increase in wholesale electricity prices.

ii. Entry

	As noted earlier, the Merger Policy Statement discusses the role of entry in discouraging price increases in markets affected by potential mergers. If entry into the downstream market were timely, likely, and sufficient, it could effectively discourage higher wholesale power prices resulting from the merger. However, such entry does not appear to be likely in this case. The effect of the proposed merger could be to discourage competitive entry into the wholesale power market in southern California, since higher delivered gas costs would make new entry in that market difficult and unattractive. In particular, economic capacity, i.e., gas-fired steam and combined cycle plants, could be discouraged from entering the market. As aesult of these factors, the Commission believes that the effect of the merger would be to potentially increase wholesale electricity prices.

d. Net Effect of the Merger

	On the whole, circumstances in the upstream delivered gas and downstream wholesale electricity markets indicate that the merged company could potentially raise input costs to competing generators, therefore resulting in higher wholesale electric prices. Under the
                              - 14 -
circumstances of this case, the Commission believes that the proportion of economic capacity (not including SDG&E) served by SoCalGas is still high enough to effectively limit wholesale power customers' alternatives to economic capacity not served by SoCalGas.

e. Mitigation Remedies

	Based on the above analysis, we have determined that, without appropriate regulatory safeguards, SDG&E and SoCalGas could impair the marketability of power that is produced by competing gas-fired generators and sold in interstate wholesale power markets. In summary, we have determined that SoCalGas could potentially:
	(1) use competitive market information (such as gas usage, service requirements of competing generators, advance knowledge of competitors' projected fuel consumption, patterns, and costs) to manipulate costs and service to SDG&E's advantage;
	(2) offer transportation discounts to SDG&E that are not offered or made available to competing generators;
	(3) withhold or deny access to pipeline capacity to competing generators;
	(4) offer service contracts providing SoCalGas with unilateral and arbitrary control over pipeline access, delivery points, etc.;
	(5) manipulate storage injection schedules to effectively withhold pipeline capacity from competing generators at strategic times and thereby drive up wholesale electricity prices;
	(6) force competing generators to renominate volumes to other delivery points or purchase additional firm pipeline capacity by citing the existence of difficult to verify operational constraints on SoCalGas' system; and/or
	(7) manipulate the terms and conditions of intrastate gas tariffs to SDG&E's advantage by, for example, enforcing the letter of SoCalGas' tariff when dealing with competing generators while enforcing the terms of the tariff less rigorously when dealing with SDG&E.
	Such actions could discourage entry and raise competing generators' costs and/or limit their generation output, and, consequently, raise electricity prices in interstate wholesale power markets.
	According to the Applicants, regulation over intrastate pipelines by the California Commission combined with the additional commitments made by the Applicants to the California Commission provide sufficient safeguards to alleviate any vertical market power concerns. For example, the Applicants have committed to comply with the requirements of this Commission's Order No. 497 with respect to SoCalGas' sales of transportation in intrastate gas markets. [FN50] The regulations promulgated under Order No. 497 [FN51] require that any interstate natural gas pipeline that has gas marketing or brokering affiliates and that transports [FN52] gas for others conform to a code of conduct that requires non-discriminatory treatment of the same or similarly situated persons, as set out in 18 C.F.R. s 161.3(a) through (k).
	The Applicants also state that the California Public Utilities Code prohibits public utilities from granting any preference or advantage to any corporation or person or subjecting any corporation or person to any prejudice or disadvantage, and that the transportation tariffs for California gas utilities prohibit "unduly discriminatory" transportation rates to any particular transportation customer. [FN53] The Applicants also state that SoCalGas has an electronic bulletin board, called "GasSelect," and that SoCalGas would provide the type of posting required by Order No. 497 if it provided any discount to SDG&E. [FN54]
                              - 15 -

	The Applicants also state that, in connection with any power marketing affiliate of either SDG&E or SoCalGas, a standard of conduct has been proposed to the California Commission which provides as follows:
	Valuable customer information, such as customer lists, billing records, or usage patterns transferred, directly or indirectly, from Utilities to any non-utility affiliate shall be made available to the public subject to the terms and conditions under which such data was (sic) made available to the non-utility affiliate. This condition will not apply to such information that is proprietary to and in the possession of a business unit of Utilities at the time it is initially separated as a non-utility affiliate.
	The Applicants state that this standard of conduct would ensure that any power marketing affiliate of SoCalGas would not receive confidential, market-sensitive information obtained by SoCalGas by virtue of its position as a gas transporter, unless such information is shared with unaffiliated power marketers. The Applicants further state that this same restriction would apply to any employee or group of employees employed by SDG&E, or any other subsidiary of the merged entity, that engages in a merchant sales function with respect to electricity. The Applicants add that this would allow Enova and Pacific to consolidate functions such as information systems in general and billing in particular, while ensuring that any employees of SDG&E who are involved in the sale or trading of power do not obtain access to information from SoCalGas that could provide an advantage in electricmarkets. [FN55]
	We believe that the most direct and effective way to address the potential that SoCalGas will unduly discriminate in favor of downstream affiliates, and thereby put SDG&E's competitors at a disadvantage, is through specific mitigation requirements that would: preclude discriminatory conduct by SoCalGas; ensure transparency of transactions involving sales and purchase of gas transportation services; and require separation of SDG&E's purchases of transportation service from SoCalGas for gas that would be used for its electric generators. We discuss specific mitigation requirements in detail below.
	While this Commission has the authority under FPA section 203 to determine what remedies are necessary to mitigate market power concerns and to condition our approval of a transaction on those conditions being implemented, in this particular case effectuation of most of the remedies discussed below is within the jurisdiction of the California Commission. Specifically, acceptance and enforcement of the Applicants' commitments to non-discriminatory treatment by SoCalGas and transparency of SoCalGas transactions are matters within the jurisdiction of the California Commission. As a natural gas distribution company, as well as a Hinshaw pipeline, SoCalGas falls within the regulatory oversight of the California Commission, and matters relating to the terms and conditions of SoCalGas' intrastate gas transportation service must be addressed and enforced by that commission. On the other hand, other remedies discussed below
(those imposed directly on the public utilities in the proposed transaction, SDG&E and Enova Energy) are within this Commission's jurisdiction to effectuate. [FN56]
	We conclude that if the Applicants commit to the remedial mechanisms discussed below, and if the California Commission in its ongoing merger proceeding accepts those remedial mechanisms discussed below that are within its jurisdiction, the proposed transaction will be consistent with the public interest. We therefore will approve the proposed disposition of facilities on the condition that the following remedies are adopted. In the interest of comity, we will defer to the California Commission in specifying the terms by which remedies within its jurisdiction are to be accomplished.
                              - 16 -

	First, it will be necessary to ensure that SoCalGas and SDG&E do not inappropriately share market information. We have frequently discussed our concerns regarding the sharing of market information in market-based rate cases, and have routinely imposed related restrictions through the pertinent public utility's code of conduct. [FN57] The same concerns arise here. Therefore, to satisfy our concerns in this regard, SDG&E would need to file a code of conduct, and Enova Energy would need to revise its code of conduct, to comport with the restrictions we require in codes of conduct for market-based rate schedules.
	Second, with regard to the commitments offered to the California Commission by the Applicants, we conclude that if the Order No. 497 restrictions were applied to SoCalGas, and if the focus of the restrictions were expanded, this would alleviate several concerns. The Order No. 497 regulations are directed toward abuses between natural gas pipelines and their affiliated marketers. Here, we are concerned not just with the potential for abuse between SoCalGas and affiliated marketers (such as Enova Energy), but also with the potential for abuse between any combination of the energy companies that would be affiliated under the proposed transaction=particularly abuse between SoCalGas and SDG&E (a non-marketer). Therefore, the Applicants would need to revise their commitment so that the restrictions and requirements would be applicable to the corporate family as a whole, and the California Commission would need to accept and enforce application of the requirements to SoCalGas.
	Third, in order to safeguard against discriminatory treatment, SoCalGas' GasSelect EBB must be an interactive same-time reservation and information system for its gas transportation service, especially with respect to service for gas-fired generation, and the California Commission would need to accept and enforce application of this requirement to SoCalGas. Additionally, SDG&E and Enova Energy must separate the purchases they make from SoCalGas (or any affiliate of SoCalGas) of transportation of gas that is used in electric gas- fired facilities used for wholesale sales; in other words, they must make such purchases separate from other delivered gas purchases (e.g., gas that is resold to retail customers) and they must make such purchases on SoCalGas' GasSelect EBB under the same terms and conditions as SoCalGas' non-affiliated gas-fired generation customers. Also, SoCalGas must publicize in advance on the GasSelect EBB its planned use of pipeline capacity to fill storage.
	As discussed above, acceptance and enforcement by the California Commission of remedies within its jurisdiction are of paramount importance. We expect that the California Commission will at a minimum adopt the mechanisms discussed above to preclude SoCalGas from manipulating wholesale power markets through discriminatory treatment of other competitors. [FN58] We direct the Applicants to file proposed mitigation measures with us no later than 30 days after the California Commission issues its merger decision in Application 96- 10-038. If there is any material deviation from the remedies described above, we will determine if the deviations are acceptable. [FN59] We note that the California Commission's current anticipated decision date is March 1998. If this timetable is delayed, the Applicants should inform us of the status of the California proceeding as soon as possible, and we will at that time determine whether other action, if any, is appropriate.

2. The Effect on Competition: Horizontal Market Power

	The proposed merger would potentially eliminate an electric generation competitor by consolidating generation owned and operated by SDG&E with ownership interests in QFs held by
                              - 17 -

Pacific. The Applicants contend that the consolidation of generation would have no adverse impact on competition. The application shows that change in concentration in the smallest possible geographic market=southern California=resulting from the consolidation of Pacific's QF generation and SDG&E's generation is de minimis. [FN60] We agree, and note that no intervenor has raised concerns to the contrary.
	The proposed merger would also consolidate retail gas service provided by SoCalGas and retail electricity service provided by SDG&E in the southern part of Orange County, California, where SoCalGas' and SDG&E's service territories overlap. This could potentially eliminate a competitor to the extent that gas and electricity compete in end-use energy services. Several intervenors voice concern about this possible effect of the proposed merger. We note that the California Commission, which also has jurisdiction over this transaction, can adequately address this issue and has not requested our assistance in this regard. [FN61]

3. The Effect on Rates

	The Merger Policy Statement explains that the protection of wholesale ratepayers and transmission customers is the Commission's primary concern regarding the effects of a section
203 proposal on rates. [FN62] As stated earlier, the Applicants state that the proposed corporate realignment would have no adverse effect on rates because neither SDG&E nor Enova Energy has firm wholesale customers; instead, SDG&E's only wholesale sales are economy energy sales and short-term sales of capacity. The Applicants also state that SDG&E has no firm transmission contracts for service through its system other than for short-term as-available service and mutual assistance short-term back-up transmission assignments. The Applicants state that any other transmission commitments involve interchange contracts, Western System Power Pool as- available commitments, or transmission under SDG&E's open access tariff. In any event, the Applicants state that SDG&E will hold its future wholesale and transmission customers harmless from any increase in jurisdictional costs arising out of the proposed transaction for at least five years after the corporate realignment is consummated. The Applicants also state that SDG&E would undertake the burden, in any Commission rate case it files within five years after the consummation of the corporate realignment, to show that its rates are not higher than they otherwise would have been absent the merger. The Applicants' hold harmless provision and commitment to accept the burden of proof in any future related rate case should adequately protect ratepayers from the recovery of merger-related costs, particularly given the types of wholesale transactions in which SDG&E engages.
	Intervenors contend that the Applicants' plan to consolidate the gas purchase portfolios of SoCalGas' sales customers and SDG&E's customers would provide SoCalGas the opportunity to "assign" higher priced gas supplies to SDG&E; the Applicants then could pass these increases through to retail ratepayers, collecting the increased profits and evading rate regulation.
Except as this issue affects competition in wholesale power markets, which is being considered as discussed above, this issue is squarely a retail ratemaking matter more appropriately addressed by the California Commission. Therefore, we will not pursue the issue further.

4. The Effect on Regulation

	The Merger Policy Statement discusses the Commission's
concerns relating to  (1)
                              - 18 -
creation of a regulatory gap as a consequence of a corporate realignment, or (2) shifts of regulatory authority between the Commission and state commissions or the Securities and Exchange Commission (SEC). [FN63] However, since it is anticipated that the newly-formed holding company will be granted an exemption under section 3(c) of PUHCA, the corporate realignment will not affect the Commission's jurisdiction vis-a-vis the SEC. Also, the California Commission has not raised concerns regarding impairment of its regulatory authority and will be able to approve or disapprove the merger. Therefore, regulatory authority would not be impaired by virtue of the proposed disposition of facilities.

The Commission orders:

	(A) SoCal Edison's complaint in Docket No. EL97-21-000 is hereby dismissed as moot.
	(B) The motion to consolidate filed by Public Power Authority in Docket No. EC97-12-000 is denied.
	(C) The Applicants' proposed disposition of facilities is conditionally approved, as discussed in the body of this order.

  FN1      16 U.S.C. s 824b (1994).

  FN2      15 U.S.C. s 79c(a)(1) (1994).

  FN3      Enova Energy, Inc., 76 FERC P 61,242 (1996).

  FN4      Enova Corporation and Pacific Enterprises, 79 FERC P
61,107 (1997).

  FN5      SoCal Edison raised various anticompetitive concerns in
its complaint that are repeated in its intervention in Docket No.
EC97-12-000, and, thus, are addressed in this proceeding.

  FN6      The creation of Enova was approved by the Commission
two years ago, whereupon Enova became the holder of all of SDG&E's common stock and SDG&E's common stockholders became the stockholders of Enova. San Diego Gas & Electric Company, 70 FERC P 62,118 (1995).

  FN7      76 FERC P 61,242 (1996).

  FN8      As noted in the April 30 order, Pacific has another
subsidiary, Ensource, that was a power marketer authorized to sell power at market-based rates. However, on December 6, 1996, Ensource filed a notice of cancellation of its market-based rate schedule, which was accepted for filing by order issued January 29, 1997. See Ensource, 78 FERC P 61,064 (1997).

  FN9      The Agreement and Plan of Merger and Reorganization
submitted with the application does not refer to NewCo, but instead refers to the new holding company as Mineral Energy Company. NewCo Enova Sub and NewCo Pacific Sub are referred to as G Mineral Energy Sub and B Mineral Energy Sub, respectively.
                              - 19 -

  FN10     62 Fed. Reg. 4993 (1997).

  FN11     Power Pool states that its members are the Los Angeles
Department of Water and Power, and the Cities of Burbank, Glendale, and Pasadena, California. Power Pool states that its members own and operate gas-fired generation resources in the Los Angeles Basin, and that SoCalGas is the sole provider of gas transmission service to their facilities.

  FN12     Public Power Authority states that it is a joint powers
agency under California law and a "municipality" as defined by section 3(7) of the FPA. Public Power Authority's members are: the Cities of Anaheim, Banning, Burbank, Colton, Glendale, Pasadena, Riverside, and Vernon, California; the Los Angeles Department of Water and Power; and the Imperial Irrigation District. Each of the members is engaged in the generation, transmission, and distribution of electric energy and provide electric service tocustomers in California.

  FN13     Imperial Irrigation, Kern River, Public Power
Authority, the Power Pool, SoCal Edison, and USGen.

  FN14     For example, Vernon asserts that, if the corporate
realignment is approved, the merged entity would: (1) provide natural gas transportation to 96% of the gas-fired, steam, or combined cycle plants in southern California; (2) provide retail or wholesale transportation service to 85% of the southern California natural gas market; and (3) directly control 72% of all gas storage capacity in southern California. Vernon asserts that SoCalGas and SDG&E together purchase 39% of the California gas commodity market (SoCalGas purchases 29%, while SDG&E purchases 10%).

  FN15     See Pacific Gas and Electric Company, 77 FERC P 61,204
(1996) and 77 FERC P 61,265 (1996) for descriptions and discussions of the California PX, which is one aspect of the current restructuring of theelectric utility industry in California. The related proceeding before this Commission is often referred to as the WEPEX proceeding; WEPEX is an acronym for the Western Power Exchange, which was established to implement the California Commission's restructuring objectives.

  FN16     Imperial Irrigation, Kern River, the Power Pool, San
Diego, and SoCal Edison.

  FN17     SoCal Edison.

  FN18     Imperial Irrigation, Kern River, Public Power
Authority, SoCal Edison, and Vernon.

  FN19     Imperial Irrigation, the Power Pool, San Diego, SoCal
Edison, and Vernon.

  FN20     Imperial Irrigation, the Power Pool, San Diego, SoCal
Edison, and Vernon.

  FN21     57 Fed. Reg. 41,533 (1992).

  FN22     49 Fed. Reg. 26,823 (1984).
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

  FN23     Imperial Irrigation, Public Power Authority, and SoCal
Edison.

  FN24     Kern River, Public Power Authority, SoCal Edison, and
Vernon.

  FN25     SoCal Edison and Vernon.

  FN26     Imperial Irrigation and SoCal Edison.

  FN27     Kern River and the Power Pool.

  FN28     Imperial Irrigation, Kern River, the Power Pool, Public
Power Authority, San Diego, and Vernon.

  FN29     Public Power Authority and SoCal Edison.

  FN30     Power Pool and Public Power Authority.

  FN31     For example, see Public Power Authority's motion to
intervene.

  FN32     Public Power Authority.

  FN33     SoCal Edison and Public Power Authority

  FN34     Inquiry Into Alleged Anticompetitive Practices Related
to Marketing Affiliates of Interstate Pipelines, Order No. 497, 53 Fed. Reg. 22139 (1988), FERC Statutes and Regulations, Regulations Preambles 1986-1990 P 30,820 (1988), order on rehearing, Order No. 497-A, 54 Fed. Reg. 52781 (1989), FERC Statutes and Regulations, Regulations Preambles 1986-1990 P 30,868 (1989), order extending sunset date, Order No. 497-B, 55 Fed. Reg. 53291 (1990), FERC Statutes and Regulations, Regulations Preambles 1986-1990 P 30,908
(1990), order extending sunset date and amending final rule, Order No. 497-C, 57 Fed. Reg. 9 (1992), FERC Statutes and RegulationsP 30,934 (1991), reh'g denied, 57 Fed. Reg. 5815, 58 FERC P
61,139(1992), aff'd in part and remanded in part, Tenneco Gas v. Federal Energy Regulatory Commission, 969 F.2d 1187 (D.C. Cir.
1992), order on remand, Order No. 497-D, 57 Fed. Reg. 58978
(1992), FERC Statutes and Regulations P 30,958 (1992), order on reh'g and extending sunset date, Order No. 497-E, 59 Fed. Reg. 243
(1994), FERC Statutes and Regulations P 30,987 (1994), order on reh'g, Order No. 497-F, 59 Fed. Reg. 15336 (1994), 66 FERC P
61,347 (1994).

  FN35     Under the "B" contract, any revenues from the PX in
excess of variable costs must be rebated back to the ISO as a credit against availability charges. Under the contract "C", the unit may not bid into thePX.

  FN36     See Applicants' answer, appendix A, p. 1.

  FN37     See Applicants' answer, appendix B, p. 6.
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

  FN38     See Applicants' answer, pp. 7-8.

  FN39     Subsequent to the filing of the Applicants' answer, the
Commission issued an order in Docket No. RP97-284-000, finding that SoCalGas has not violated the Commission's capacity release regulations or policies. Southern California Edison Company v. Southern California Gas Company, 79 FERC P 61,157 (1997).

  FN40     18 C.F.R. s 385.214 (1996).

  FN41     18 C.F.R. s 385.213(a)(2) (1996).

  FN42     See Inquiry Concerning the Commission's Merger Policy
Under the Federal Power Act: Policy Statement, Order No. 592, 61
Fed. Reg. 68,595 (1996), FERC Statutes and Regulations P 31,044
(1996) (Merger Policy Statement).

  FN43     Merger Policy Statement at p. 30,113 (footnote
omitted).

  FN44     SoCalGas is an intrastate pipeline by virtue of the
Hinshaw provision in section 1(c) of the Natural Gas Act (NGA). A Hinshaw pipeline is exempt from the provisions of the NGA and is defined by section 1(c) of that act as:
    any person engaged in or legally authorized to engage in the transportation in interstate commerce or the sale in interstate commerce for resale, of natural gas received by such person from another person within or at the boundary of a State if all the natural gas so received is ultimately consumed within such State, or to any facilities used by such person for such transportation or sale, provided that the rates and service of such person and facilities be subject to regulation by a State commission.
15 U.S.C. s 717 (1994).

  FNIn this case, we do not reach the question of whether the Hinshaw exemption properly applies to SoCalGas.

  FN45     The 1984 Guidelines, which are incorporated by
reference in the 1992 Horizontal Merger Guidelines discussed at length in the Merger Policy Statement, describe four concerns raised by vertical mergers and the corresponding basis upon which DOJ would challenge a merger. Those four concerns are: elimination of potential entrants, barriers to entry, facilitating collusion, and evasion of rate regulation.As we discuss later, the first two of these concerns can be restated as foreclosure/raising rivals costs. The third and fourth concerns can be restated as increased anticompetitive coordination and regulatory evasion, respectively. See, e.g., Michael H. Riordan and Steven C. Salop, "Evaluating Vertical Mergers: A Post- Chicago Approach," 63 Antitrust Law Journal 513 (1995).

  FN46     A related concern is denying or giving rivals limited
access to downstream customers.

  FN47     Regulatory evasion can result from passing higher input
prices through to the retail
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customers of a regulated affiliate. In this case, the California
Commission has jurisdiction over both SoCalGas and over the proposed transaction and therefore can address this issue.

  FN48     According to San Diego, gas-fired capacity accounts for
68% of installed generating capacity of southern California utilities.

  FN49     See Prepared Testimony of John R. Morris on behalf of
the City of San Diego, exhibit No. <<< (JRM-3), Schedule 1. Witness Morris' analysis overstates concentration because his analysis: (1) includescertain peaking capacity that may not be competitive; and (2) assumes that all utilities not served by SoCalGas are one seller when that obviously is not the case. However, correction for these deficiencies still results in an HHI well over 1800.

  FN50     See n.4.

  FN51     See 18 C.F.R. Part 161 and s 250.16 (1996).

  FN52     "Transportation . . . includes storage, exchange,
backhaul, displacement, or other methods of transportation." 18
C.F.R. s 161.2(e) (1996).

  FN53     See Application for Approval and Authorization of
Merger, Vol. I, Prepared Direct Testimony ofJeffrey K. Hartman, p.
5.

  FN54     We note that Order No. 497 and the regulations
promulgated thereunder address business practices between interstate gas pipelines and their affiliated marketers or brokers. Our concern in this case is how business is conducted between SoCalGas and SDG&E, which is not a marketer or broker as those terms are used in Order No. 497.

  FN55     Application for Approval and Authorization of Merger,
Vol. I, Prepared Direct Testimony of JeffreyK. Hartman, pp. 7-9.

  FN56     Specifically, the Commission has the authority to
impose requirements on the public utilities regarding the sharing of market information between the public utilities and SoCalGas, and the separation and transparency of SDG&E's and Enova Energy's gas transportation purchases from SoCalGas.

  FN57     See, e.g., Heartland Energy Services, Inc., 68 FERC P
61,223 at p. 62,063 (1994); Wholesale Power Services, Inc., 72
FERC P 61,284 at p. 62,227 (1995); USGen Power Services, L.P., 73
FERC P 61,302 at p. 61,845 (1995).

  FN58     Another method of eliminating the vertical market power
problems discussed herein would be divestiture by SDG&E of gas-fired generation plants. However, this remedy also would require the authorization of the California Commission.

  FN59     Our concern would be over deviations that weaken the
remedial terms outlined above.
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  FN60     The Applicants' analysis evaluates concentration under
a number of load conditions and shows that the largest HHI change is 8 points. This is well under the DOJ Guideline's threshold for concern for either moderately or highly concentrated markets.

  FN61     See, e.g., Baltimore Gas and Electric Company and
Potomac Electric Power Company, 79 FERC P 61,027 at pp. 61,115-16
(1997); Merger Policy Statement at pp. 30,127-28.

  FN62     Merger Policy Statement at p. 30,123.

  FN63     Merger Policy Statement at pp. 30,124-25.
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